UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 30, 2012

Warwick Valley Telephone Company
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	845-986-8080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2012, Warwick Valley Telephone Company (the “Company”) entered into an Agreement for Sale of Shares, effective as of August 22, 2012, (the “Sale Agreement”) with all but one of the members of Avetla, LLC (previously Alteva LLC) (the “Selling Holders”) pursuant to which the Selling Holders are permitted to sell their Alteva Shares (as defined below) in one or more block sales. Previously, the Company entered into a Lock-Up and Put Agreement, effective as of October 21, 2011, (the “Lock-Up Agreement”) with each of the members of Avetla, LLC pursuant to which each of the members agreed to certain restrictions on their ability to sell shares of the Company’s common stock issued to them in connection with the Company’s acquisition of substantially all of the assets of Alteva, LLC (the “Alteva Shares”) and the Company granted each of the members of Avetla, LLC an option to sell their Alteva Shares to the Company within certain prescribed time periods at a predetermined price.

Pursuant to the terms of the Sale Agreement, the Company and the Selling Holders agreed to terminate the Lock-Up Agreement and the Company permitted the Selling Holders to sell their Alteva Shares in one or more block sales prior to October 22, 2012 (the “Sale Transaction”). If the price obtained by the Selling Holders in the Sale Transaction is less than $14.68 per share, then the Company will pay each of the Selling Holders the difference between $14.68 and the per share price of the Sale Transaction multiplied by the number of Alteva Shares sold in the Sale Transaction. The Selling Holders must obtain the consent of the Company to sell their Alteva Shares for less than the price set forth in the Sale Agreement. If a Sale Transaction does not occur prior to October 22, 2012, then the terms of the Lock-Up Agreement will be reinstated.

The Company agreed to reimburse the Selling Holders for any expenses incurred in connection with the Sale Transaction, including reasonable legal fees and expenses incurred by the Selling Holders. A copy of the Sale Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: September 6, 2012	By:	/s/ Duane W. Albro
Duane W. Albro
Chief Executive Officer